Exhibit 4.1

FARO TECHNOLOGIES, INC.,

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

AS TRUSTEE

First Supplemental Indenture

Dated as of July 21, 2025

to the

Indenture

Dated as of January 24, 2023

FIRST SUPPLEMENTAL INDENTURE

This FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of July 21, 2025, is by and between FARO Technologies, Inc., a Florida corporation (the “Company”), and U.S. Bank Trust Company, National Association, a national banking association, as trustee (the “Trustee”). Capitalized terms used in but not defined herein shall have the same meanings as provided in the Indenture (as defined below).

RECITALS:

WHEREAS, the Company and the Trustee have heretofore entered into that certain Indenture, dated as of January 24, 2023 (the “Indenture”), pursuant to which the Company issued $75,000,000 aggregate principal amount of the Company’s 5.50% Convertible Senior Notes due 2028 (the “Notes”);

WHEREAS, the Company, AMETEK, Inc, a Delaware corporation (“Parent”), and AMETEK TP, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger, dated as of May 5, 2025 (the “Merger Agreement”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent;

WHEREAS, pursuant to the Merger Agreement and subject to the terms and conditions therein, at the effective time of the Merger (the “Effective Time”), each share of common stock, par value $0.001 per share, of the Company (the “Common Stock” or “Shares”) outstanding immediately prior to the Effective Time, other than (a) Shares held by the Company as treasury stock or held directly by Parent or Merger Sub (or by direct or indirect wholly owned subsidiaries of the Company, Parent or Merger Sub), in each case, immediately prior to the Effective Time), and (b) Shares for which the holder thereof (i) has not voted in favor of the Merger or consented to it in writing and (ii) has validly demanded (and not withdrawn) the appraisal of such Shares in accordance with, and has complied in all respects with, the Florida Business Corporation Act will be automatically converted into the right to receive $44.00 per share in cash, without interest and less any applicable withholding of taxes;

WHEREAS, the Merger constitutes a Business Combination Event, a Common Stock Change Event, a Fundamental Change and a Make-Whole Fundamental Change (the “Merger Make-Whole Fundamental Change”) under the Indenture;

WHEREAS, the Company may enter into a Business Combination Event subject to the provisions of Section 6.01 of the Indenture;

WHEREAS, the requirements of Section 6.01 of the Indenture have been satisfied;

WHEREAS, in connection with the Common Stock Change Event, Section 5.09(A) of the Indenture provides that prior to or at the Effective Time, the Company will execute with the Trustee a supplemental indenture, without the consent of Holders as permitted by Section 8.01(F), providing that at and after the Effective Time, the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such Common Stock Change Event would have owned or been entitled to receive (the “Reference Property”, with each “unit of Reference Property” meaning the kind and amount of Reference Property that a holder of one share of Common Stock is entitled to receive) upon such Common Stock Change Event;

WHEREAS, Section 5.09 of the Indenture provides that if the holders of Common Stock receive only cash in a Common Stock Change Event, then for all conversions of Notes that occur after the Effective Time, (x) the consideration due upon conversion of each $1,000 principal amount of Notes shall be solely cash in an amount equal to the Conversion Rate in effect on the Conversion Date (as may be increased pursuant to Section 5.07), multiplied by the price paid per share of Common Stock in such Common Stock Change Event and (y) the Company shall satisfy the Conversion Obligation by paying cash to converting Holders on the fifth Business Day immediately following the relevant Conversion Date;

WHEREAS, all conditions for the execution and delivery of this First Supplemental Indenture have been complied with or have been done or performed; and

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions.

For all purposes of this First Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the capitalized terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this First Supplemental Indenture refer to this First Supplemental Indenture as a whole and not to any particular section hereof.

For the purposes of this First Supplemental Indenture, a “unit of Reference Property” shall mean $44.00 in cash, without interest and “Reference Property” shall mean a number of units of Reference Property equal to the Conversion Rate in effect on the applicable Conversion Date (as may be increased pursuant to Section 5.07 of the Indenture).

ARTICLE 2

AMENDMENT OF INDENTURE

Section 2.01 Conversion of the Notes.

i. At the Effective Time, the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes solely into a number of units of Reference Property equal to the Conversion Rate in effect on the Conversion Date (subject to any adjustments under Section 5.07 of the Original Indenture), with a “unit of Reference Property” being $44.00 in cash, without interest;

ii. In the case of a conversion in connection with the Merger Make-Whole Fundamental Change and during the applicable Make-Whole Fundamental Change Conversion Period as described in Section 5.01(C)(i)(3)(b) and Section 5.07 of the Original Indenture, Holders have the right to receive cash equal to $1,221.6952 per $1,000 principal amount of Notes, which is based on a Conversion Rate equal to (i) 23.6072 shares of Common Stock per $1,000 principal amount of Notes plus (ii) 4.1586 Additional Shares (as defined below) (which 4.1586 Additional Shares are payable as determined by reference to the table set forth in Section 5.07(A) of the Indenture based on the Effective Date of the Make-Whole Fundamental Change being July 21, 2025 and the Stock Price paid per share of Common Stock in the Make-Whole Fundamental Change being cash in amount equal to $44.00); and

iii. From and after the Effective Date, Holders of Notes are entitled to convert the Notes (to the extent such conversion rights are provided for in the Indenture) only into the cash Reference Property.

iv. The provisions of the Indenture, as modified herein, shall continue to apply, mutatis mutandis, to the Holders’ right to convert the Notes into the Reference Property.

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ARTICLE 3

MISCELLANEOUS

Section 3.01 Severability. In the event any provision of this First Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

Section 3.02 Modification, Amendment and Waiver. The provisions of this First Supplemental Indenture may not be amended, supplemented, modified or waived, unless otherwise provided in the Indenture, except by the execution of a supplemental indenture in compliance with Article 10 of the Indenture.

Section 3.03 Ratification of Indenture; First Supplemental Indenture Part of the Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this First Supplemental Indenture, then the terms and conditions of the Indenture shall prevail. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby. The First Supplemental Indenture shall become effective simultaneously with the Effective Time.

Section 3.04 Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE AND THE NOTES, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS FIRST SUPPLEMENTAL INDENTURE AND THE NOTES, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 3.05 Trustee Makes No Representation. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture. The recitals and statements contained in this First Supplemental Indenture shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same. The Trustee is not charged with any knowledge of the Merger Agreement or any of the terms thereof.

Section 3.06 Multiple Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic transmission shall be deemed to be their original signatures for all purposes.

Section 3.07 Headings. The titles and headings of the articles and sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.08 Successors. All agreements of the Company in this First Supplemental Indenture shall bind its successors. All agreements of the Trustee in this First Supplemental Indenture shall bind its successors.

Section 3.09 No Security Interest Created. Nothing in this First Supplemental Indenture or in the Notes, expressed or implied, shall be construed to constitute a security interest under the Uniform Commercial Code or similar legislation, as now or hereafter enacted and in effect, in any jurisdiction.

Section 3.10 Benefits of Indenture. Nothing in this First Supplemental Indenture or in the Notes, expressed or implied, shall give to any Person, other than the Holders, the parties hereto, any Paying Agent, any Conversion Agent, any authenticating agent, any Registrar and their respective successors hereunder, any benefit or any legal or equitable right, remedy or claim under this First Supplemental Indenture.

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IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the date and year first above written.

FARO TECHNOLOGIES, INC.

By:	/s/ Peter Lau
Peter Lau
President and Chief Executive Officer

Signature Page to First Supplemental Indenture

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, AS TRUSTEE

By:	/s/ Bradley E. Scarbrough
Name: Bradley E. Scarbrough
Title: Vice President

Signature Page to First Supplemental Indenture